Exhibit 10.1

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

dated as of

August 26, 2016

among

34th Street Funding, LLC

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

CĪON Investment Management, LLC,
as Portfolio Manager

Table of Contents

Page

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments	17
SECTION 1.02. Procedures for Purchases and Related Advances.	18
SECTION 1.03. Conditions to Purchases	18
SECTION 1.04. Sales of Portfolio Investments	19
SECTION 1.05. Certain Assumptions relating to Portfolio Investments.	21
SECTION 1.06. Deposits and Contributions by Parent.	21

ARTICLE II
THE FINANCINGS

SECTION 2.01. Financing Commitments	22
SECTION 2.02. First Advance; Additional Advances	22
SECTION 2.03. Advances; Use of Proceeds.	22
SECTION 2.04. Other Conditions to Advances	24

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01. The Advances.	25
SECTION 3.02. Sub-Adviser	28
SECTION 3.03. Taxes	29

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds	32
SECTION 4.02. Principal Proceeds	32
SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.	33
SECTION 4.04. Market Value Cure Account	34
SECTION 4.05. Priority of Payments	35
SECTION 4.06. Payments Generally	36
SECTION 4.07. Termination or Reduction of Financing Commitments	36

ARTICLE V
[RESERVED]

SECTION 5.01. [Reserved]	37

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties	37
SECTION 6.02. Covenants of the Company and the Portfolio Manager	40
SECTION 6.03. Amendments of Portfolio Investments, Etc.	46

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Accounts; Agreement as to Control	49
SECTION 8.02. Collateral Security; Pledge; Delivery	51

ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent	54
SECTION 9.02. Additional Provisions Relating to the Collateral Agent, the Collateral Administrator and the Securities Intermediary.	57

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Lenders' Representations; Non-Petition; Limited Recourse	60
SECTION 10.02. Notices	61
SECTION 10.03. No Waiver	61
SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff	61
SECTION 10.05. Amendments	62
SECTION 10.06. Successors; Assignments	63
SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.	65
SECTION 10.08. Interest Rate Limitation	65
SECTION 10.09. PATRIOT Act	65
SECTION 10.10. Counterparts	65
SECTION 10.11. Headings	66
SECTION 10.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	66

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notice of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Portfolio Investments
Schedule 6	Participation Interests
Schedule 7	Moody's Industry Classifications

Exhibit

Exhibit A	Form of Request for Advance
Exhibit B	Form of Reports
Exhibit C	Forms of U.S. Tax Compliance Certificates

- ii -

LOAN AND SECURITY AGREEMENT dated as of August 26, 2016 (this "Agreement") among 34th Street Funding, LLC, as borrower (the "Company"); CĪON Investment Management, LLC (the "Portfolio Manager"); the Lenders party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

The Company, a newly formed special purpose vehicle wholly owned by CĪON Investment Corp. (the "Parent"), which is managed by the Portfolio Manager and sub-advised by Apollo Investment Management, L.P. (the "Sub-Adviser"), wishes to accumulate certain corporate loans and other corporate debt securities (the "Portfolio Investments"), all on and subject to the terms and conditions set forth herein.

The Company and the Portfolio Manager have entered into a Portfolio Management Agreement, dated as of the date hereof (the "Portfolio Management Agreement"), pursuant to which the Portfolio Manager will perform certain investment management and administrative services on behalf of the Company.

Furthermore, the Company intends to enter into a Sale and Contribution Agreement (the "Sale Agreement"), dated on or about the date hereof, between the Company and the Parent, pursuant to which the Company shall acquire certain Portfolio Investments listed on Schedule 5 hereto on the date hereof and from time to time acquire additional Portfolio Investments from the Parent.

Furthermore, the Company intends to acquire Participation Interests with elevation in certain Portfolio Investments listed on Schedule 6 hereto pursuant to a Master Participation Agreement (the "Master Participation Agreement"), dated on or about the date hereof, between the Company and Parent.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association ("JPMCB") and its respective successors and permitted assigns (together with JPMCB, the "Lenders") have agreed to make advances to the Company ("Advances") hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the "Transaction Schedule").

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

"Accounts" has the meaning set forth in Section 8.01(a).

"Additional Distribution Date" has the meaning set forth in Section 4.05.

"Adjusted Applicable Margin" means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company's or the Portfolio Manager's knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agent" has the meaning set forth in Section 9.01.

"Agent Business Day" means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Boston).

"Amendment" has the meaning set forth in Section 6.03.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

"Applicable Law" means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

"Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

"Borrowing Base Test" means a test that will be satisfied on any date of determination if the following is true:

Where:

AR = 45%.

"Business Day" means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that, with respect to any LIBOR related provisions herein, "Business Day" shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England.

"Calculation Period" means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of February, May, August or November, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

"Calculation Period Start Date" means the last calendar day of February, May, August or November of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in November 2016.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

"Change of Control" means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company or (B) CĪON Investment Management, LLC or its Affiliates shall cease to be the investment advisor of the Parent.

"Charges" has the meaning set forth in Section 10.08.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" has the meaning set forth in Section 8.02(a).

"Collateral Principal Amount" means on any date of determination (A) the aggregate principal balance of the Portfolio, including the funded and unfunded balance on any Delayed Funding Term Loan, as of such date plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

"Collection Account" has the meaning set forth in Section 8.01(a).

"Concentration Limitation Excess" means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment that exceeds any Concentration Limitation as of such date; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that with respect to any Delayed Funding Term Loan, the Portfolio Manager shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan before selecting any unfunded portion of such aggregate commitment amount; provided, further, that, if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

"Concentration Limitations" has the meaning set forth in Schedule 4.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Credit Risk Party" has the meaning set forth in Article VII.

"Custodial Account" has the meaning set forth in Section 8.01(a)

"Delayed Funding Term Loan" means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the underlying instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero.

"Deliver" has the meaning set forth in Section 8.02(b).

"Designated Email Notification Address" means "CIONAgentNotices@iconinvestments.com" with a copy to the Portfolio Manager at "CIONAgentNotices@iconinvestments.com", provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value Event shall have occurred, the Company may, upon at least five (5) Business Day's written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address.

"Designated Independent Broker-Dealer" means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Portfolio Manager may, upon at least five (5) Business Day's written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Broker-Dealer as the Designated Independent Broker-Dealer.

"EBITDA" means, with respect to the last four full fiscal quarters with respect to any Portfolio Investment, the meaning of "EBITDA", "Adjusted EBITDA" or any comparable definition in the underlying instruments for each such Portfolio Investment, and in any case that "EBITDA", "Adjusted EBITDA" or such comparable definition is not defined in such underlying instruments, an amount, for the obligor on such Portfolio Investment and any parent that is obligated pursuant to the underlying instruments for such Portfolio Investment (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such four fiscal quarter period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses, (f) one-time, non-recurring, unusual or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such obligor, and (g) any other item the Portfolio Manager and the Administrative Agent mutually deem to be appropriate; provided that with respect to any obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such obligor based on annualizing the economic data from the reporting periods actually available.

"Effective Date" has the meaning set forth in Section 2.04.

"Eligibility Criteria" has the meaning set forth in Section 1.03.

"Eligible Investments" has the meaning set forth in Section 4.01.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

"ERISA Event" means that (1) any of the Company or the Parent has underlying assets which constitute "plan assets" within the Plan Asset Rules or (2) any of the Company, the Parent or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has any material liability with respect to any Plan.

"Event of Default" has the meaning set forth in Article VII.

"Excess Funded Amount" means, on any date of determination, the amount (if any) by which (x) the aggregate outstanding principal amount of the Advances on such date exceeds (y) the Minimum Funding Amount on such date.

"Excess Interest Proceeds" means, at any time of determination, the excess of (1) amounts then on deposit in the Accounts representing Interest Proceeds over (2) the sum of (x) the projected amount required to be paid pursuant to Section 4.05(b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, and (y) the Expense Cap Amount applicable on the next Interest Payment Date, in the case of clause (1) and clause (2)(x), as determined by the Company in good faith and in a commercially reasonable manner and, in the case of clause (1), verified by the Collateral Agent and, in the case of clause (2)(x), verified by the Administrative Agent (which verification shall be deemed to be given upon the written confirmation (or deemed confirmation) of the Administrative Agent to a Permitted Distribution or Permitted Tax Distribution, as applicable).

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party's failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements thereunder, similar or related non-U.S. law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

"Federal Funds Effective Rate" means, for any day, the rate per annum equal to the rates on overnight Federal funds transactions with members of the Federal Reserve System (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financing Commitment" means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender's name on the Transaction Schedule that is held by such Lender at such time.

"Foreign Lender" means a Lender that is not a U.S. Person.

"GAAP" means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Indebtedness" as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, "Indebtedness" shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

"Indemnified Person" has the meaning specified in Section 5.03(b).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indemnitee" has the meaning set forth in Section 10.04(b).

"Independent Broker-Dealer" means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BMO Capital Markets, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, Jeffries, JPMorgan, Morgan Stanley, Nomura, RBC Capital Markets, UBS, Wells Fargo and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

"Ineligible Investment" means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided, that, with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an "Ineligible Investment" by reason of its failure to meet such waived criteria; provided, further, that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided further that any Participation Interest granted under the Sale Agreement that has not been elevated to an absolute assignment on or prior to the 30th calendar day following the Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred.

"Initial Portfolio Investments" means the Portfolio Investments listed in Schedule 5 and Schedule 6 on the date of this Agreement.

"Interest Payment Date" has the meaning set forth in Section 4.03(b).

"Interest Proceeds" means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account or the Unfunded Exposure Account or, in neither case, any proceeds therefrom.

"Investment" means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

"IRS" means the United States Internal Revenue Service or any successor thereto.

"Lender" has the meaning set forth in Section 2.01.

"Lender Participant" has the meaning set forth in Section 10.06(c).

"Liabilities" has the meaning set forth in Section 5.03.

"LIBO Rate" means, for each Calculation Period relating to an Advance, the rate appearing on the Reuters Screen at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. dollar deposits with a maturity of three months. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be equal to the rate that results from interpolating on a linear basis between (a) the rate appearing on the Reuters Screen for the longest period available that is shorter than three months and (b) the rate appearing on the Reuters Screen that is the shortest period available that is longer than three months. The LIBO Rate shall be determined by the Administrative Agent (and notified in writing to the Collateral Administrator and the Portfolio Manager), and such determination shall be conclusive absent manifest error. Notwithstanding anything in the foregoing to the contrary, if the LIBO Rate as calculated for any purpose under this Agreement is below zero, the LIBO Rate will be deemed to be zero for such purpose until such time as it exceeds zero again.

"Lien" means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law.

"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

"Loan Documents" means this Agreement, the Portfolio Management Agreement, the Performance Guarantee, the Master Participation Agreement and the Sale Agreement.

"Margin Stock" has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

"Market Value" means, on any date of determination, (i) with respect to any Senior Secured Loan or Second Lien Loan, the average indicative bid-side price determined by Markit Group Limited or LoanX, Inc. (or, if the Administrative Agent determines in its sole discretion that such bid price is not available or is not indicative of the actual current market value, the market value of such Senior Secured Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner) and (ii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner, in each case, expressed as a percentage of par.

So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below; provided that the Portfolio Manager provides the bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination.

If the Portfolio Manager disputes the determination of Market Value with respect to any Portfolio Investment whose Market Value is not determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, with respect to up to three such Portfolio Investments in each calendar quarter, engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent. With respect to any Portfolio Investment whose Market Value is determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, at the expense of the Company, obtain a written executable bid from an Independent Broker-Dealer for the full principal amount (or, in the case of a Portfolio Investment with a par amount greater than $10,000,000, such executable bid shall be for at least two-thirds of the par amount of such Portfolio Investment) of such Portfolio Investment and submit evidence of such bid to the Administrative Agent.

The market value of any Portfolio Investment determined in accordance with the immediately preceding paragraph will be the Market Value for the applicable Portfolio Investment from and after (but not earlier than) the Business Day following receipt of notice of such valuation by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero and (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any Independent Broker-Dealer if, in the Administrative Agent's good faith judgment: (i) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide due to the insolvency of the Independent Broker-Dealer.

The Administrative Agent shall notify the Company, the Portfolio Manager and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio no later than the 5th day of each calendar month or upon the reasonable request of the Portfolio Manager (but no more frequently than three requests per calendar month). Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

"Market Value Cure" means, on any date of determination, (i) with the prior written consent of the Administrative Agent, the contribution by the Parent of additional Portfolio Investments and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Parent of cash to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account), (iii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iv) any combination of the foregoing clauses (i), (ii) and (iii), in each case during the Market Value Cure Period, at the option of the Portfolio Manager (subject to the consent of the Administrative Agent set forth in clause (i)), and in an amount such that the Net Asset Value exceeds the product of (a) the Market Value Cure Trigger specified on the Transaction Schedule and (b) the Net Advances; provided that, any Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations shall be satisfied after such contribution. For the purposes of any request for consent of the Administrative Agent pursuant to clause (i) in the immediately preceding sentence, if the Company notifies the Administrative Agent on the day on which the events set forth in clause (A)(i) of the definition of the term Market Value Event has occurred and is continuing of its intention to contribute a Portfolio Investment to the Company to cure such event and requests the related consent thereto, the Administrative Agent shall respond to such request no later than one (1) Business Day after such notice is received. In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Portfolio Manager, such assignment will settle, in the case of a Loan, within fifteen (15) Business Days thereof and, in the case of any other Portfolio Investment, within four (4) Business Days thereof. The Portfolio Manager shall use its commercially reasonable efforts to effect any such assignment within such time period.

"Market Value Cure Failure" means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

"Market Value Cure Period" means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Market Value Event and ending at (x) the close of business in New York two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

"Market Value Event" means (A) the occurrence of both of the following events (i) the Administrative Agent shall have determined and notified the Portfolio Manager in writing (with a copy to the Collateral Agent) as of any date that the Net Asset Value does not equal or exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b) the Net Advances and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within (i) in the case of a Loan, fifteen (15) Business Days from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, four (4) Business Days from the related Trade Date thereof.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company or the Portfolio Manager, taken as a whole, (b) the ability of the Company, the Parent or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights or remedies available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.

"Material Amendment" has the meaning set forth in Section 10.06(c).

"Maturity Date" means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

"Maximum Rate" has the meaning set forth in Section 10.08.

"Mezzanine Obligation" means a Portfolio Investment which is unsecured, subordinated debt of a company that represents a claim on such company's assets which is senior only to that of the equity securities of such company.

"Minimum Funding Amount" means, on any date of determination, the amount set forth in the table below:

Period Start Date	Period End Date	Minimum Funding Amount (U.S.$)

Effective Date	To and including, September, 30, 2016	57,000,000

From and excluding September, 30, 2016	To and including March 31, 2017	100,000,000

From and excluding March 31, 2017	Last day of Reinvestment Period	125,000,000

"MV Cure Account" has the meaning set forth in Section 8.01(a).

"Nationally Recognized Valuation Provider" means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Alvarez & Marsal, (iv) Duff & Phelps Corp., (v) Murray Devine and (vi) Hilco Capital; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Company and the Portfolio Manager so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

"Net Advances" means the principal amount of the outstanding Advances (inclusive of requisite Advances for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds.

"Net Asset Value" means, on any date of determination the sum of (A) the sum, with respect to each Portfolio Investment (both owned by the Company and in respect of which there is an outstanding Purchase Commitment that has not settled) other than the unfunded commitment amount of the Delayed Funding Term Loan, of the product of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment for which a pending Purchase Commitment remains unsettled, as of such date of determination, for a period longer than (x) in the case of a Loan, fifteen (15) Business Days from the related Trade Date thereof and (y) in the case of any other Portfolio Investment, four (4) Business Days from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

"Non-Call Period" means the period beginning on, and including, the Effective Date and ending on, but excluding, August 23, 2018.

"Notice of Acquisition" has the meaning set forth in Section 1.02.

"Other Connection Taxes" means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.01(f) relating to the replacement of Lenders).

"Participant Register" has the meaning specified in Section 10.06(d).

"Participation Interest" means a participation interest in a Loan or a debt security.

"PATRIOT Act" has the meaning set forth in Section 2.04(f).

"Performance Guarantee" means the performance guarantee, dated as of the date hereof, issued by the Parent with respect to the Portfolio Manager's obligations under the Portfolio Management Agreement and this Loan Agreement.

"Permitted Distribution" means, on any Business Day, distributions of Interest Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company); provided that amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and only so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Company gives at least two (2) Business Days' prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted Distributions are made in any single Calculation Period and (vi) the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied; provided that, if the Administrative Agent does not notify the Collateral Agent and the Collateral Administrator in writing (which may be by email) that it does or does not confirm that such conditions are satisfied within two (2) Business Days following delivery of written notice (which may be by email) of a proposed Permitted Distribution requesting such confirmation and addressed to each of the employees of the Administrative Agent identified on Schedule 2 hereto (as modified by the Administrative Agent from time to time in writing), the Administrative Agent will be deemed to have confirmed that such conditions are satisfied.

"Permitted Lien" means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company and Liens permitted under the related underlying instruments, (d) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, and (e) Liens granted pursuant to or by the Loan Documents.

"Permitted PM Successor" means an Affiliate of the Portfolio Manager that (i) utilizes principal personnel performing the duties required under the Loan Documents who are substantially the same individuals who would have performed the duties required under the Loan Documents had the assignment not occurred, (ii) has an ability to professionally and competently perform duties similar to those imposed on the Portfolio Manager under the Loan Documents and (iii) is legally qualified to act as Portfolio Manager and whose appointment as Portfolio Manager will not cause the Borrower to violate Applicable Law.

"Permitted Sub-Adviser Successor" means an Affiliate of the Sub-Adviser that (i) utilizes principal personnel performing the duties required under the investment sub-advisory agreement between the Parent and the Sub-Adviser who are substantially the same individuals who would have performed the duties required under the investment sub-advisory agreement between the Parent and the Sub-Adviser had the assignment not occurred, (ii) has an ability to professionally and competently perform duties similar to those imposed on the Sub-Adviser under the investment sub-advisory agreement between the Parent and the Sub-Adviser and (iii) is legally qualified to act as Sub-Adviser and whose appointment as Sub-Adviser will not cause the Borrower to violate Applicable Law.

"Permitted Tax Distribution" means distributions to the Parent (from the Accounts or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Company's liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company's liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a regulated investment company under the Code and (B) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds and so long as (i) the Borrowing Base Test is satisfied, (ii) the Company gives at least two (2) Business Days prior notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (iii) if any such Permitted Tax Distributions are made after the occurrence and during the continuance of an Event of Default, the amount of Permitted Tax Distributions made in any 90 calendar day period shall not exceed U.S.$1,500,000 and (iv) the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Tax Distribution set forth herein are satisfied; provided that, if the Administrative Agent does not notify the Collateral Agent and the Collateral Administrator in writing (which may be by email) that it does or does not confirm that such conditions are satisfied within two (2) Business Days following delivery of written notice (which may be by email) of a proposed Permitted Tax Distribution requesting such confirmation and addressed to each of the employees of the Administrative Agent identified on Schedule 2 hereto (as modified by the Administrative Agent from time to time in writing), the Administrative Agent will be deemed to have confirmed that such conditions are satisfied.

"Person" means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company, the Parent or any ERISA Affiliate.

"Plan Asset Rules" means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

"Portfolio" means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.

"Possessory Collateral" has the meaning set forth in Section 8.02(b).

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Principal Proceeds" means (i) all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts (including cash contributed to or deposited by the Company and Advances made pursuant to Section 2.03(e)), in each case other than Interest Proceeds or amounts (or Eligible Investments) in the Unfunded Exposure Account (or any proceeds therefrom) and (ii) all amounts received pursuant to the Performance Guarantee; provided that amounts received pursuant to the Performance Guarantee shall only be used to repay Advances until all Secured Obligations have been paid in full.

"Priority of Payments" has the meaning set forth in Section 4.05.

"Proceeding" has the meaning set forth in Section 10.07(b).

"Purchase" means each acquisition of a Portfolio Investment hereunder.

"Purchase Commitment" has the meaning set forth in Section 1.02.

"Ramp-Up Period" means the period from and including the Effective Date to, but excluding, May 23, 2017.

"Register" has the meaning set forth in Section 10.06(b).

"Reinvestment Period" means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) August 23, 2019, (ii) the date on which a Market Value Event occurs, (iii) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (iv) the date on which an Event of Default occurs.

"Related Party" has the meaning set forth in Section 9.01.

"Repayment Event" means an event that occurs on any date of determination if (i) during the 12 calendar months preceding such date of determination the Company has properly delivered at least ten (10) Notices of Acquisition during such period, so long as each such Notice of Acquisition contains and/or is accompanied by all information required pursuant to Section 1.02(b) and would otherwise have satisfied all conditions set forth in this Agreement and (ii) the Administrative Agent has not approved at least 50% of the Notices of Acquisition properly made during the 12 calendar months preceding such date of determination and which contain and/or are accompanied by such information specified in clause (i) and would otherwise have satisfied all conditions set forth in this Agreement.

"Required Lenders" means Lenders with respect to 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.

"Responsible Officer" means with respect to the Collateral Agent or the Collateral Administrator or the Securities Intermediary, any officer of the Collateral Agent customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.

"Restricted Payment" means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

"Reuters Screen" means Reuters Screen LIBOR 01 Page on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market).

"Revolving Loan" means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines not backed by cash and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.

"Second Lien Loan" means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens for Senior Secured Loans and liens for Taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) under Applicable Law and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

"Secured Party" has the meaning set forth in Section 8.02(a).

"Secured Obligation" has the meaning set forth in Section 8.02(a).

"Senior Secured Loan" means any interest in a Loan, including any assignment of or participation in or other interest in a Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts and any other assets securing any Working Capital Revolver under applicable law and proceeds of any of the foregoing (a first priority lien on such assets a "Permitted Working Capital Lien") and (2) validly perfected and first priority (subject to liens for Taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral. For the avoidance of doubt, debtor-in-possession loans shall constitute Senior Secured Loans.

"Settlement Date" has the meaning set forth in Section 1.03.

"Solvent" means, with respect to any entity, that as of the date of determination, (a) the sum of such entity's debt (including contingent liabilities) does not exceed the present fair value of such entity's present assets; (b) such entity's capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Trade Date" has the meaning set forth in Section 1.03.

"UCC" has the meaning set forth in Section 8.01(b).

"Unfunded Exposure Account" has the meaning set forth in Section 8.01(a).

"Unfunded Exposure Amount" means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of the unfunded commitments of the Company under such Delayed Funding Term Loan.

"Unfunded Exposure Shortfall" means, on any date of determination following the last day of the Reinvestment Period, an amount equal to the greater of (x) 0 and (y) the Unfunded Exposure Amount minus the amounts on deposit in the Unfunded Exposure Account.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning set forth in Section 3.03(f).

"Withholding Agent" means the Company (or, to the extent the Company is a disregarded entity, its regarded owner) and the Administrative Agent.

"Working Capital Revolver" means a revolving lending facility secured by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor's total assets.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Effective Date, the Company may acquire the Initial Portfolio Investments from the Parent pursuant to the Sale Agreement or the Master Participation Agreement, as applicable, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company's account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a)          Timing of Notices of Acquisition. No later than three (3) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a "Purchase Commitment"), the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a "Notice of Acquisition").

(b)          Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c)          Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to reasonably request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company (including via e-mail or other customary electronic messaging system) of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information reasonably requested in connection therewith); provided that any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent. Any Portfolio Investment so approved shall be deemed to remain approved for a period of ten (10) Business Days. Notwithstanding anything to the contrary in this Section 1.02 or Section 1.03, the Company may acquire any Portfolio Investment, from time to time, pursuant to the Sale Agreement or, subject to the conditions set forth in Section 1.03 otherwise, without the prior approval of the Administrative Agent; provided, that any Portfolio Investment not so approved prior to its date of acquisition shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03. Conditions to Purchases. No Purchase Commitment or Purchase shall be entered into unless each of the following conditions is satisfied (or waived as provided below) as of the date on which such Purchase Commitment is entered into (such Portfolio Investment's "Trade Date") (and such Portfolio Investment shall not be Purchased, and any related Advance shall not be required to be made available to the Company by the Lenders, unless each of the following conditions is satisfied or waived as of such Trade Date):

(1)         the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and, unless waived by the Administrative Agent, such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the "Eligibility Criteria");

(2)         with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than (i) in the case of a Loan, the date that is fifteen (15) Business Days after such Trade Date or (ii) in the case of any other Portfolio Investment, the date that is four (4) Business Days after such Trade Date;

(3)         no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a "Default"), in each case, has occurred and is continuing, and the Reinvestment Period has not otherwise ended;

(4)         with respect to any Purchase of a Portfolio Investment in connection with which an Affiliate of the Company acts as administrative agent or in a similar capacity, the Administrative Agent shall have received evidence that an assignment and assumption agreement and/or similar document required for the assignment and transfer of such Portfolio Investment has been signed by such Affiliate of the Company in blank; and

(5)         after giving pro forma effect to the Purchase of such Portfolio Investment and the related Advance (if any) or any other Advance requested or outstanding hereunder and any repayment of Advances, each as contemplated on or prior to the Settlement Date for such Purchase:

(w)          the Borrowing Base Test is satisfied;

(x)          the Concentration Limitations (as defined on Schedule 4) shall be satisfied;

(y)          the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and

(z)          in the case of a Purchase, the amount of such Advance (if any) shall be not less than U.S.$2,000,000; provided that the initial Advance shall be not less than U.S.$57,000,000.

The Administrative Agent, on behalf of the Lenders, may waive any conditions to a Purchase Commitment or Purchase, as the case may be, specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator, the Portfolio Manager and the Collateral Agent.

If the above conditions to a Purchase are satisfied or waived, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which such Purchase shall settle (the "Settlement Date" for such Portfolio Investment) and any related Advance shall be provided, subject to Section 2.03. The Lenders shall not be relieved of their obligation to provide Advances in respect of any Portfolio Investment for which the conditions to purchase set forth in this Section 1.03 have been satisfied (or waived) as of the Trade Date therefor solely due to any failure of such Portfolio Investment to settle on the Settlement Date proposed therefor.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(w), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without prior notice to or consent from the Administrative Agent so long as, (x) after giving effect thereto, no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing and (y) the sale of such asset by the Company shall be on an arm's-length basis at fair market value and in accordance with the Portfolio Manager's standard market practices. In addition, within ten (10) Business Days of any Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, the Company shall either (a) subject to clauses (x) and (y) in the immediately preceding sentence, sell such Delayed Funding Term Loan and shall pay to the purchaser any amount payable in connection with such sale or (b) transfer such Delayed Funding Term Loan to the Seller and shall pay to the Seller any amount payable in connection with such transfer (i.e. the negative Market Value of such Delayed Funding Term Loan) and obtain from the Seller any positive Market Value of such Delayed Funding Term Loan.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Portfolio Manager on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at then-current fair market values and in accordance with the Administrative Agent's standard market practices) and the proceeds from such sales shall be used to prepay the Advances outstanding hereunder and (iii) following the occurrence of a Market Value Event, the Portfolio Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement or the Portfolio Management Agreement except with the prior written consent of the Administrative Agent (which may be by email). Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(d).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Event pursuant to clause (ii) of the immediately preceding paragraph, the Administrative Agent or a designee of the Administrative Agent shall:

(i)          notify the Company at the Designated Email Notification Address of its intention to distribute bid solicitations regarding the sale of such Portfolio Investments and promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii)         direct the Company to sell such Portfolio Investments to the Designated Independent Broker-Dealer if the Designated Independent Broker-Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Broker-Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Broker-Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Broker-Dealer if, in the Administrative Agent's judgment (acting reasonably):

(A)         either:

(x)          the Designated Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y)          the Designated Independent Broker-Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B)         such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Broker-Dealer or (y) the inability, failure or refusal of the Designated Independent Broker-Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

For the avoidance of doubt, the bid(s) provided by the Designated Independent Broker-Dealer may be provided on behalf of the Company, the Portfolio Manager, any Affiliate of the Portfolio Manager or any account or fund managed by the Portfolio or an Affiliate of the Portfolio Manager if so agreed between the Designated Independent Broker-Dealer and any such Person.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company's attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). None of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate applicable law.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments.

For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

SECTION 1.06. Deposits and Contributions by Parent.

Notwithstanding any other provision of this Agreement, the Parent may, from time to time in its sole discretion (x) make contributions of cash to the capital of the Company for deposit in any Account or (y) make contributions of Portfolio Investments to the Company subject, in each case, to any limitations set forth in the Sale Agreement or under the "facts and assumptions" section of the opinion of counsel relating to certain bankruptcy matters provided by the Company to the Administrative Agent on the Effective Date. All such amounts contributed will be included as cash or Portfolio Investments of the Company as provided hereunder.

ARTICLE II
THE FINANCINGS

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Advances, in U.S. dollars, in an aggregate amount not exceeding such Lender's Financing Commitment in accordance with the Transaction Schedule. The Financing Commitments shall terminate on the earliest of (a) the close of business on the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Market Value Event (or, if earlier, the date of termination of the Financing Commitments pursuant to Article VII).

SECTION 2.02. First Advance; Additional Advances

(a)          Subject to the satisfaction or waiver of the conditions set forth in Sections 2.03 and 2.04, each Lender as of the Effective Date agrees, severally and not jointly, to make or cause to be made on the Effective Date, an advance in an aggregate principal amount equal to $57,000,000 subject to the conditions set forth in this Agreement (the "First Advance"). Each Lender shall make its portion of the First Advance available to the Company no later than 3:00 p.m. (New York City time) on the Effective Date in accordance with the terms set forth in Section 3.01.

(b)          On any Business Day during the term of the Reinvestment Period, subject to the conditions set forth in this Agreement, the Company may request, and the Lenders shall provide, additional Advances.

SECTION 2.03. Advances; Use of Proceeds.

(a)          Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 as of the related Trade Date and, with respect to Sections 1.03(3) and (5), on the Settlement Date, the Lenders will make Advances available to the Company on the related Settlement Date (or otherwise on the related specified borrowing date if no Portfolio Investment is being acquired on such date) as provided herein. In the event that, on the Effective Date, the Company has acquired any Portfolio Investments under the Sale Agreement that will not settle on the Effective Date, each Lender shall deposit its pro rata share of the portion of the First Advance that will be used to pay the cash purchase price of each such Portfolio Investment in the Collection Account as described above and, upon such deposit, such amounts so deposited will constitute Advances hereunder; provided that such amounts may not be transferred from the Collection Account except to pay such cash purchase price on each related Settlement Date upon satisfaction of the conditions set forth in this Section 2.03(a) (and will be repaid to the Lenders if any such settlement does not occur as and to the extent set forth in this Agreement).

(b)          Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

(c)          Subject to Section 2.03(e), the Company shall use the proceeds of the Advances received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition or to make advances to the obligor of Delayed Funding Term Loans in accordance with the underlying instruments relating thereto, provided that, if the proceeds of an Advance are deposited in the Collection Account as provided in Section 2.03(e) or Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase or after deposit pursuant to Section 2.03(e), then, upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds (x) to purchase Portfolio Investments (including to fund unfunded Delayed Funding Term Loans) prior to the next date on which funds must be applied pursuant to Section 4.05 or (y) as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose.

(d)          With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e)          If the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount on any period start date specified in the definition of the term Minimum Funding Amount, then the Portfolio Manager (on behalf of the Company) shall be deemed to have requested an Advance on each such period start date such that, after the funding thereof, the aggregate principal amount of the outstanding Advances is equal to the Minimum Funding Amount for such period start date. Unless an Event of Default shall have occurred and is continuing or a Market Value Event shall have occurred as of such period start date, the Lenders shall make a corresponding Advance in accordance with Article III on each such period start date (or, if either such date is not a Business Day, the next succeeding Business Day) (with written notice to the Collateral Agent and Collateral Administrator by the Administrative Agent), such that after the funding thereof, the aggregate principal amount of the outstanding Advances is equal to the Minimum Funding Amount for such period start date. Advances funded pursuant to this Section 2.03(e) shall be deposited into the Collection Account and shall be available to be applied, as directed by the Portfolio Manager on behalf of the Company, as provided herein.

(f)          If on any Business Day up to and including the second Business Day prior to the end of the Reinvestment Period, the Company has any outstanding unfunded obligations to make future advances under any Delayed Funding Term Loan, then the Portfolio Manager, on behalf of the Company, may request (and, to the extent the Company has any outstanding unfunded obligations to make future advances under any Delayed Funding Term Loan on the second Business Day prior to the end of the Reinvestment Period, the Company shall be deemed to have requested an Advance on such date), and the Lenders shall, subject to the satisfaction of Sections 1.03(3) and (5) on the date of such request and the date of such Advance, make a corresponding Advance on the second Business Day following such request (with written notice to the Collateral Agent and the Collateral Administrator by the Administrative Agent) in accordance with Article III in amount equal to the least of (i) the aggregate amount of all such unfunded obligations, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that with respect to any deemed request for an Advance on the second Business Day prior to the end of the Reinvestment Period, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan, then the amount of any such Advance shall be reduced by the amount of such funds. After giving effect to any Advance under this Section 2.03(f), the Company shall cause the proceeds of such Advance and cash from other sources that is available in accordance with the terms of this Agreement in an amount equal to the aggregate amount of all unfunded obligations remaining in respect of any Delayed Funding Term Loans to be deposited in the Unfunded Exposure Account.

(g)          Without limitation to clause (f) above, the Company shall not acquire any unfunded commitment under any Delayed Funding Term Loan unless, on a pro forma basis after giving effect to such purchase, the Borrowing Base Test and item 5 of the Concentration Limitations will each be satisfied.

SECTION 2.04. Other Conditions to Advances. Notwithstanding anything to the contrary herein, the obligations of the Lenders to make Advances shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a)          Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect, and that the initial sales and contributions contemplated by the Sale Agreement and the Master Participation Agreement shall have been consummated in accordance with the terms thereof.

(c)          Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company and the Parent, covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(d)          Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Parent and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the Parent and the Portfolio Manager and any other legal matters relating to the Company, the Parent, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)          Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses; provided that the amount of such legal fees and expenses, the payment of which is required by this Section 2.04(e), shall not exceed $250,000 and any such fees and expenses in excess of $250,000 shall not be payable by the Company, the Portfolio Manager or any of their respective affiliates) required to be reimbursed or paid by the Company hereunder.

(f)          Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act") and other applicable "know your customer" and anti-money laundering rules and regulations.

(g)          Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.

(h)          Certain Acknowledgements. The Administrative Agent shall have received (i) UCC searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Parent as debtor which cover any of the Portfolio Investments and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

(i)          Other Documents. Such other documents as the Administrative Agent may reasonably require.

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01. The Advances.

(a)          Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Collection Account. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may, during the Reinvestment Period, borrow and prepay Advances. Once drawn, Advances may not be reborrowed except to the extent set forth in Paragraph 1 of the Transaction Schedule.

(b)          Interest on the Advances. The outstanding principal amount of each Advance shall bear interest (from and including the date on which such Advance is made to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Adjusted Applicable Margin.

(c)          Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain accounts in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the accounts maintained pursuant to this paragraph (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement; provided further that in the event of a conflict between the accounts of a Lender and the accounts of the Administrative Agent, the accounts of the Administrative Agent shall control in the absence of manifest error.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d)          Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances made or held by them.

(e)          Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that and only for so long as any such adoption or change makes it unlawful for the Advances to bear interest by reference to the LIBO Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(f)          Increased Costs.

(i)          If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section 3.01(f) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.01(f) shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.01(f) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v)         Each Lender agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi)        If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above or this clause (f) or (B) defaults in its obligation to make Advances hereunder, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, (i) prepay the Advances on a pro rata basis in accordance with Section 4.03(c)(i) or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to a defaulting Lender in connection with any such prepayment or assignment.

(g)          No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Sub-Adviser

If the Company or the Portfolio Manager request in writing that the Administrative Agent consent to an assignment of the obligations of the Sub-Adviser under the investment sub-advisory agreement between the Parent and the Sub-Adviser to a Person other than a Permitted Sub-Adviser Successor, the Administrative Agent shall use commercially reasonable efforts to respond to such request within ten (10) Business Days following its receipt of such request. The Administrative Agent shall have no liability for any failure to respond to any such request.

SECTION 3.03. Taxes.

(a)          Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by applicable law (including FATCA). If any applicable law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Withholding Agent shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Company. The Company shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii) an executed IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, is not a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E) The Administrative Agent shall deliver to the Company an electronic copy of a duly completed and executed IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party's obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Advances, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Collection Account. To the extent Interest Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Interest Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds shall be retained in the Collection Account and invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in dollar-denominated high-grade investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) ("Eligible Investments"). Eligible Investments shall mature no later than the end of the then-current Calculation Period.

Interest Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent at the written direction of the Company or the Portfolio Manager on its behalf (subject to Section 8.01(b)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted Tax Distributions in accordance with Section 6.02(t) and the definition of such term.

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the Collection Account. To the extent Principal Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager.

All Principal Proceeds shall be retained in the Collection Account and invested at the written direction of the Administrative Agent in overnight Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent at the written direction of the Company or the Portfolio Manager on its behalf (subject to Section 8.01(b)) and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement or (iii) to be deposited into the Unfunded Exposure Account in accordance with this Agreement, in each case with prior notice to the Administrative Agent. For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.

(a) The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. "Interest Payment Date" means the 5th Business Day after the last day of each Calculation Period.

(c)

(i)          Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (A) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent or JPMorgan Chase Bank, National Associate or its Affiliate ceases to be the sole Required Lender, (B) in connection with a Market Value Cure, (C) subject to the payment of the premium described in clause (ii) below, up to but not more than three times during any Calculation Period, (D) upon the occurrence of a Repayment Event or (E) following (1) notice from a Lender of unlawfulness or a request from a Lender of compensation, in each case, as provided in Section 3.01(e) or (f) or (2) a default by a Lender in its obligation to make Advances hereunder; provided that, the Company may not prepay any outstanding Advances pursuant to Section 4.03(c)(i)(C) during the Non-Call Period in an amount that would cause the aggregate outstanding principal amount of the Advances to be below the Minimum Funding Amount; provided, further, that the Company may not prepay outstanding Advances pursuant to Section 4.03(c)(i)(E)(2) if such default is not continuing on the date of prepayment specified by the Company pursuant to the immediately succeeding sentence. The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i)(A), Section 4.03(c)(i)(C), Section 4.03(c)(i)(D) of Section 4.03(c)(i)(E) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000 (or, if less, the remaining outstanding principal amount of an Advance). Prepayments shall be accompanied by accrued and unpaid interest.

(ii)         Each prepayment or commitment reduction pursuant to Section 4.03(c)(i)(C) and Section 4.07(a) that is made after the Non-Call Period and during the Reinvestment Period, whether in full or in part, shall be accompanied by a premium equal to 1% of the principal amount of such prepayment or commitment reduction; provided that no such premium shall be payable with respect to any prepayment (or portion thereof) that does not exceed the Excess Funded Amount. No other prepayment or repayment of Secured Obligations or any commitment reduction hereunder shall be subject to any premium.

(d) The Company agrees to pay to the Administrative Agent, for the account of each Lender (other than a Lender that has defaulted in its obligation to make Advances hereunder), a commitment fee in accordance with the Priority of Payments which shall accrue at 1.00% per annum (or, during the Ramp-Up Period, 0.50% per annum) on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Company agrees to pay the Administrative Agent on the date of this Agreement, for the ratable account of each Lender, an upfront fee on the date hereof in an aggregate amount equal to U.S.$1,500,000. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04. Prepayments shall be accompanied by accrued and unpaid interest.

SECTION 4.04. Market Value Cure Account

(a)          The Company shall cause all cash received by it in connection with an Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by Parent in connection with an Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b)          Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent at the written direction of the Company or the Portfolio Manager on its behalf (subject to Section 8.01(b)) and remitted to the Company with three (3) Business Days' prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default and the declaration of the Advances then outstanding to be due and payable pursuant to Article VII or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal); provided further that the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent that the conditions to a withdrawal from the MV Cure Account set forth herein are satisfied; provided, further that if the Administrative Agent does not notify the Collateral Agent in writing (which may be by email) that it does or does not confirm that such conditions are satisfied within two (2) Business Days following delivery of written notice (which may be by email) of a proposed withdrawal from the MV Cure Account requesting such confirmation and addressed to each of the employees of the Administrative Agent identified on Schedule 2 hereto (as modified by the Administrative Agent from time to time in writing), the Administrative Agent will be deemed to have confirmed that such conditions are satisfied. Upon the receipt of the Administrative Agent's confirmation in accordance with the immediately preceding sentence, the Collateral Agent shall cause the amounts specified in the direction of the Company or the Portfolio Manager on its behalf to be withdrawn and remitted as specified in such direction into the accounts designated by the Company or the Portfolio Manager on its behalf on the next Agent Business Day after receipt of the Administrative Agent's confirmation in accordance with the immediately preceding sentence. Neither the Collateral Agent nor the Securities Intermediary shall have any obligation to determine whether the Borrowing Base Test is satisfied.

SECTION 4.05.   Priority of Payments On (w) each Interest Payment Date, (x) the Maturity Date, (y) any date after the occurrence of a Market Value Event and (z) any date after the Maturity Date following an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clauses (y) and (z) above, an "Additional Distribution Date"), the Collateral Agent shall distribute all amounts in the Collection Account in the following order of priority (the "Priority of Payments"):

(a)          Using Interest Proceeds to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder (including fees, out-of-pocket expenses and indemnities and fees and expenses of counsel), (ii) any other accrued and unpaid fees and out-of-pocket expenses (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Sale Agreement and the Master Participation Agreement (other than such amounts payable to the Portfolio Manager) and (iii) any accrued and unpaid fees and out-of-pocket expenses (including indemnities) payable to the Portfolio Manager hereunder and under the Portfolio Management Agreement, up to a maximum amount under this clause (a) of U.S.$100,000 on each Interest Payment Date and U.S.$250,000 on each Additional Distribution Date and the Maturity Date (the "Expense Cap Amount") (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter).

(b)          Using Interest Proceeds to pay interest due in respect of the Advances and commitment fees payable to the Lenders (pro rata based on amounts due);

(c)          Using Interest Proceeds or Principal Proceeds to pay (i) on each Interest Payment Date, all prepayments of the Advances permitted or required under this Agreement (including any applicable premium) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full;

(d)          Prior to the end of the Reinvestment Period, at the direction of the Portfolio Manager, to fund the Unfunded Exposure Account using Principal Proceeds up to the Unfunded Exposure Amounts;

(e)          To pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein using Interest Proceeds and, on the Maturity Date and any Additional Distribution Date, Principal Proceeds;

(f)          To make any Permitted Distributions using Interest Proceeds or Permitted Tax Distributions using Excess Interest Proceeds each as directed pursuant to this Agreement; and

(g)          (i) On any Interest Payment Date other than the Maturity Date, to deposit any remaining Principal Proceeds into the Collection Account as Principal Proceeds and any remaining Interest Proceeds into the Collection Account as Interest Proceeds and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

SECTION 4.06. Payments Generally. All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) After the Non-Call Period, the Company shall be entitled at its option, subject to the payment of the premium described in Section 4.03(c)(ii), and upon three (3) Business Days' prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances. In addition, the Financing Commitments shall be reduced by the amount of any prepayment of Advances pursuant to Section 4.03(c)(i)(C) that exceeds the Excess Funded Amount.

(b) If (1) JPMorgan Chase Bank, National Association ceases to act as Administrative Agent or JPMorgan Chase Bank, National Associate or its Affiliate ceases to be the sole Required Lender or (2) a Lender (x) has provided notice of unlawfulness or a request for compensation, in each case, as provided in Section 3.01(e) or (f) or (y) has defaulted in its obligation to make Advances hereunder, the Company shall be entitled at its option, upon three (3) Business Days' prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances.

(c) The Financing Commitments shall be automatically reduced on the date of any prepayment made in accordance with the definition of "Market Value Cure" in an amount equal to the amount of such prepayment.

(d) The Financing Commitments shall be irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(e) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(f) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

Notwithstanding anything else in this Section 4.07 to the contrary, each reduction of Financing Commitments pursuant to this Section 4.07 shall be deemed to apply, first, to the portion of the Financing Commitments that may not be reborrowed until all such Financing Commitments have been reduced to zero and, second, to the portion of the Financing Commitments that may be reborrowed pursuant to Section 3.01(a) until all such Financing Commitments have been reduced to zero.

ARTICLE V
[RESERVED]

SECTION 5.01. [Reserved]

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company (and, with respect to clauses (a) through (e), (l), (o), (t) through (w) and (aa), the Portfolio Manager) represents to the other parties hereto solely with respect to itself that as of the date hereof and each Trade Date (or as of such other date as maybe expressly set forth below):

(a)          it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b)          the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)          the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of such transactions do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d)          it is not subject to any Adverse Proceeding;

(e)          it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f)          it is not required to register as an "investment company" as defined in the Investment Company Act of 1940, as amended;

(g)          it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h)          the Company has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents;

(i)          (x) it does not have underlying assets which constitute "plan assets" within the Plan Asset Rules; and (y) neither it nor any ERISA Affiliate has within the last six years sponsored, maintained, contributed to, or been required to contribute to and does not have any liability with respect to any Plan;

(j)          as of the date of this Agreement it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k)          it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l)          it has complied with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio, except where noncompliance would not reasonably be expected to have a Material Adverse Effect;

(m)          it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company with the approval of the Administrative Agent, or (iii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) no information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party, to the Company's knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(o)          all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p)          the Company has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any), except any such Taxes which are being contested in good faith by appropriate proceedings and (i) for which adequate reserves shall have been set aside in accordance with GAAP on its books and records and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Taxes;

(q)          the Company is and will be treated as a disregarded entity or partnership for U.S. federal income tax purposes;

(r)          the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s)          prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto;

(t)          neither it nor any of its Affiliates is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a "Non-Cooperative Jurisdiction" by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a "Foreign Shell Bank" within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act;

(u)          the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company and its officers and, to its knowledge, its directors, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or its officers or (ii) to the knowledge of the Company, any director, manager or agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v)         the Loan Documents represent all of the material agreements between the Portfolio Manager and the Parent, on the one hand, and the Company, on the other. The Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as "Secured Party" pursuant hereto, as necessary or advisable in connection with the Sale Agreement or which has been terminated;

(w)          the Company is not relying on any advice (whether written or oral) of any Lender, the Administrative Agent or any of their Affiliates in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby and the Company has its own advisors in connection therewith;

(x)          there are no judgments for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company except to the extent that any such claim is being contested in compliance with clause (p) above;

(y)          upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC;

(z)          the Parent has elected to be treated a business development corporation for purposes of the Investment Company Act of 1940, as amended;

(aa)         the Portfolio Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

(bb)         no ERISA Event has occurred; and

(cc)         all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

SECTION 6.02. Covenants of the Company and the Portfolio Manager. The Company (and, with respect to clauses (e), (g)(C), (k), (n), (o) and (gg), the Portfolio Manager):

(a)          shall at all times: (i) maintain at least one independent manager or director (who is in the business of serving as an independent manager or director); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a board of managers separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Company is treated as a "disregarded entity" for Tax purposes and is not required to file any Tax returns under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm's length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates; (xviii) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xix) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b)          shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) except for contributions of cash or assets to the Company or capital distributions not prohibited under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c)          shall take all actions consistent with and shall not take any action contrary to the "Facts and Assumptions" sections in the opinions of counsel to the Borrower, dated the date hereof, relating to certain true sale and non-consolidation matters;

(d)          shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents;

(e)          shall comply with all Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its directors, managers, officers and agents with Anti-Corruption Laws and applicable Sanctions;

(f)          shall not, without the prior written consent of the Administrative Agent to the extent such consent is required therein, amend any of its constituent documents or any document to which it is a party in any manner that would reasonably be expected to adversely affect the Lenders in any material respect;

(g)          shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement or the Advances, except as may be expressly permitted hereby, (B) permit any Lien (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the lien of this Agreement) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens, or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except as may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);

(h)          shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i)          shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j)          shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where such qualification is material to its business;

(k)          shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l)          shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m)          except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n)          shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute "plan assets" within the meaning of the Plan Asset Rules, and (ii) neither it nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or has any liability with respect to any Plan;

(o)          except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Liens in favor of the Secured Parties pursuant to the Loan Documents and Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Liens in favor of the Secured Parties pursuant to the Loan Documents and Permitted Liens);

(p)          shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information with respect to the Parent and it consolidated Subsidiaries (in each case, to the extent prepared by the Parent):  (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries (which shall include an indication of the assets owned by the Company) as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Parent's annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries (which shall include an indication of the assets owned by the Company) as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Parent's quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request;

(q)          shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and (i) for which disputed amounts adequate reserves in accordance with GAAP have been made and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Taxes;

(r)          shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person's performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company's or the Portfolio Manager's business and operations. So long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, such visits and inspections shall occur only (i) upon five (5) Business Days' prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day' prior notice will be required before any inspection provided that any such inspection must occur during normal business hours;

(s)          shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t)          shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions on any Business Day in accordance with the definition of the term "Permitted Distribution" and Permitted Tax Distributions on any Business Day in accordance with the definition of the term "Permitted Tax Distribution";

(u)          shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments (measured at the time of acquisition), (B) that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v)         shall not request any Advance, and the Company shall not directly, or to the knowledge of the Company, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Company, indirectly, use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w)          other than pursuant to the Sale Agreement, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm's length transaction and at fair market value);

(x)          shall post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, within five (5) Business Days of the receipt thereof by the Company or the Portfolio Manager, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, any management discussion and analysis provided by such obligor and any financial reporting packages with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations). The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager);

(y)          shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(z)          shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income tax purposes to a person that is not a U.S. Person;

(aa)         shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action, in each case, as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing 'all assets of the debtor' (or substantially similar language) in the collateral description of such financing statement;

(bb)         shall use all commercially reasonable efforts to elevate all Participation Interests granted under the Master Participation Agreement to absolute assignments within the applicable then-current standard settlement timeframes set forth in LSTA guidelines;

(cc)         shall not hire any employees;

(dd)         shall not maintain any bank accounts or securities accounts other than the Accounts;

(ee)         except as otherwise expressly permitted herein, shall not cancel or terminate any of the underlying instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination of any of such agreements unless (in each case) the Administrative Agent shall have consented thereto in writing in its sole discretion;

(ff)         shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg)         shall not act on behalf of, a country, territory, entity or individual of prohibited countries, territories, entities and individuals listed on, among other places, the OFAC website, and none of the Company, the Portfolio Manager or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a Person or entity. The Company does not own and will not acquire, and the Portfolio Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law; and

(hh)         shall give notice to the Administrative Agent and the Collateral Agent promptly in writing upon the occurrence of any of the following:

(1)         any Adverse Proceeding;

(2)         any Default or Event of Default; and

(3)         any adverse claim asserted against the Collateral Agent's Lien over any of the Portfolio Investments, the Accounts or any other Collateral or the interests of the Secured Parties with respect to the same.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an "Amendment") with respect to any Portfolio Investment or any related underlying instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days') notice thereof to the Administrative Agent (with a copy to the Collateral Agent); provided that the Company or the Portfolio Manager, as applicable, shall not be required to give prior notice of an Amendment to the Administrative Agent unless an Event of Default has occurred and is continuing or a Market Value Event has occurred if such Amendment is not material. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances. If an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company's receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to underlying instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (each an "Event of Default") shall occur:

(a)          the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal and interest, such failure continues for a period of one (1) Business Day following the earlier of (x) the Company becoming aware of such failure or (y) receipt of written notice by the Company and the Portfolio Manager of such failure;

(b)          any representation or warranty made or deemed made by or on behalf of the Company, the Portfolio Manager or the Parent (collectively, the "Credit Risk Parties") herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure) and if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c)(A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xix), (b)(i) through (iv), (d), (f), (h), (i), (l), (m), (o), (t), (v), (w) or (cc) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or the Sub-Adviser or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or the Sub-Adviser or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party or the Sub-Adviser shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or the Sub-Adviser or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party or the Sub-Adviser shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs;

(j) a Change of Control occurs;

(k) the Company, shall become required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

(l) (x) the Portfolio Manager resigns or is terminated as Portfolio Manager under the Portfolio Management Agreement or (y) the Portfolio Manager assigns any of its obligations or duties as Portfolio Manager under this Agreement or the Portfolio Management Agreement to a person other than a Permitted PM Successor and the Administrative Agent has not consented to the assignee thereunder within ten (10) Business Days of receipt of notice of such assignment;

(m) the Net Asset Value is less than the product of (1) the Net Advances multiplied by (2) 156.25% and such deficit is not remedied within two (2) Business Days;

(n) (x) the Sub-Adviser or an Affiliate of the Sub-Adviser meeting the criteria specified in the investment sub-advisory agreement between the Parent and the Sub-Adviser as in effect on the Effective Date resigns or is terminated as the investment sub-advisor of the Parent or (y) the obligations of the Sub-Adviser under such investment sub-advisory agreement are assigned to a person other than a Permitted Sub-Adviser Successor and the Administrative Agent has not consented to the assignee thereunder within ten (10) Business Days of receipt of notice of such assignment; or

(o) (i) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of the Company to undertake any action set forth in this clause (o) is not remedied within two (2) Business Days;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII
ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Accounts. The Company hereby appoints U.S. Bank National Association as Securities Intermediary and has directed and the Securities Intermediary hereby acknowledges that it has established (1) an account designated as the "Custodial Account", (2) an account designated as the "Collection Account", (3) an account designated as the "MV Cure Account" and (4) an account designated as the "Unfunded Exposure Account" (the Unfunded Exposure Account, together with the Collection Account, the Custodial Account, the MV Cure Account and any successor accounts established in connection with the resignation or removal of the Securities Intermediary, the "Accounts"), and the account numbers for the Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement and (y) agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company. For administrative purposes the Securities Intermediary may establish a subaccount of the Collection Account for the purpose of holding Interest Proceeds and a subaccount of the Collection Account for the purpose of holding Principal Proceeds.

(b) Collateral Agent in Control of Securities Accounts. Each of the parties hereto hereby agrees that (1) each Account shall be deemed to be a "securities account" (within the meaning of Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York (the "UCC")), (2) all property credited to any Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Account. Subject to the immediately succeeding two sentences, the Securities Intermediary will (i) act on entitlement orders or other instructions with respect to the Accounts originated by the Portfolio Manager on behalf of the Company without the further consent of the Collateral Agent or any other Person and (ii) act on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent without the further consent of the Company, the Portfolio Manager or any other Person. In the event of a conflict between an entitlement order or instruction originated by the Collateral Agent and an entitlement order or instruction originated by the Portfolio Manager, the entitlement order originated by the Collateral Agent shall govern. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, following the Securities' Intermediary's receipt of a notice regarding the occurrence and during the continuance of an Event of Default and following the occurrence of any Market Value Event, the Securities Intermediary shall act solely on entitlement orders and other instructions with respect to the Accounts originated by the Collateral Agent without the consent of any other Person and shall not accept any entitlement order or other instruction from the Portfolio Manager. The parties hereto agree that the Collateral Agent, for the benefit of the Secured Parties, shall have control over each Account. The only permitted withdrawals from the Accounts shall be in accordance with the provisions of this Agreement.

(c) Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any Person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its reasonable fees and expenses for the routine maintenance and operation of the Accounts, and (2) the face amount of any checks which have been credited to any Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by a promissory note or an instrument underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e) Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the "securities intermediary's jurisdiction" (within the meaning of Section 8-110 of the UCC) shall be the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties under this Agreement other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers. The Securities Intermediary shall be subject to all of the rights, protections and immunities given to the Collateral Agent hereunder, including indemnities.

(g) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Market Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent in accordance with the terms hereof, including the Priority of Payments.

(h) Unfunded Exposure Account.

(i)          Amounts may be deposited into the Unfunded Exposure Account from time to time (x) in accordance with Section 4.05, (y) as set forth in Section 2.03(f) or (z) to the extent constituting capital contributions made to the Company, as directed by the Company.

(ii)         While no Event of Default has occurred and is continuing and no Market Value Event has occurred and subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Agent and the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding the Company's unfunded commitments with respect to Delayed Funding Term Loans or for deposit into the Collection Account and (ii) so long as no Unfunded Exposure Shortfall exists or would exist after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default and the declaration of the Secured Obligations then outstanding to be due and payable pursuant to Article VII or following the occurrence of a Market Value Event, at the written direction of the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account to the Collection Account to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Collection Account to prepay the outstanding Advances.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company's obligations to the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders (collectively, the "Secured Parties") under this Agreement (collectively, the "Secured Obligations"), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company's right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as "Collateral"), including, without limitation: (1) each Portfolio Investment, (2) all of the Company's interests in the Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Sale Agreement, the Master Participation Agreement, the Portfolio Management Agreement and the Performance Guarantee and all rights related to each of the foregoing, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent's continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent, the Lenders and the Collateral Agent, at the expense of the Company, legal opinions from the Company's counsel or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent's security interest in any of the Collateral.

"Deliver" (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1) in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the MV Cure Account, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent;

(3) in the case of Portfolio Investments consisting of money or instruments (the "Possessory Collateral") that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or the Commonwealth of Massachusetts, or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York or the Commonwealth of Massachusetts, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York or the Commonwealth of Massachusetts;

(4) in the case of any account which constitutes a "deposit account" under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing and the Advances then outstanding shall have been declared due and payable in accordance with Article VII, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders, with a copy to the Company and the Portfolio Manager) do any of the following:

(1) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's or its designee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Lenders) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days' prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(3) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(4) Endorse any checks, drafts, or other writings in the Company's name to allow collection of the Collateral.

(5) Take control of any proceeds of the Collateral.

(6) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(7) Perform such other acts as may be reasonably required to do to protect the Collateral Agent's rights and interest hereunder.

In connection with any sale of the Collateral, or any part thereof, pursuant to this clause (c), the Portfolio Manager and its Affiliates may enter one or more bids through the Designated Independent Broker-Dealer.

(d) Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company's attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent's discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h) Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company's sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an "Agent" and collectively, the "Agents") as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent, the Collateral Administrator or the Securities Intermediary shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Lenders, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator, the Collateral Agent and the Securities Intermediary only) or the Required Lenders (or such other number or percentage of the Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default, Market Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has received written notice thereof from the Company, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. None of the Collateral Administrator, the Collateral Agent and the Securities Intermediary shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that none of the Collateral Administrator , the Securities Intermediary and the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3), the conditions to any purchase of sale of Collateral , the Borrowing Base Test or the Concentration Limitations (Schedule 4) in any instance, to determine if the conditions of "Deliver" have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the "Related Parties") for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days' notice to each other agent, the Lenders, the Portfolio Manager and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring agent gives notice of its resignation, such agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After the retiring agent's resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days' notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Portfolio Manager. Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent, and the removed agent shall be discharged from its duties and obligations hereunder. After the removed agent's removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its fees, expenses, indemnities and charges (including the reasonable fees and expenses of counsel) then due hereunder and unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder. Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent, the Collateral Administrator and the Securities Intermediary shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent, the Collateral Administrator or the Securities Intermediary, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent, the Collateral Administrator or the Securities Intermediary was grossly negligent in ascertaining the pertinent facts.

Each Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent, the Collateral Administrator and the Securities Intermediary shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

No Agent, the Collateral Administrator or the Securities Intermediary shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent, the Collateral Administrator and the Securities Intermediary are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

The rights, protections and immunities given to the Agents in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent, the Collateral Administrator and the Securities Intermediary.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to applicable law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction provide indemnity or security satisfactory to the Collateral Agent for payment of same.

With respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Required Lenders or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to applicable law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction provide indemnity or security satisfactory to the Collateral Agent for payment of same.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(b) Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default (and upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall be deemed to have exercised reasonable care in its custody and preservation of any of the Collateral if it takes such action for that purpose as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence or willful misconduct of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent's failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager, may agree in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney's fees, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent, the Collateral Administrator and the Securities Intermediary. The Collateral Agent, the Collateral Administrator and the Securities Intermediary are executing this Agreement solely in their capacity as Collateral Agent, Collateral Administrator and Securities Intermediary hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent or the Lenders hereunder.

(g) Reports by the Collateral Administrator. The Company hereby appoints U.S. Bank National Association as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form attached hereto as Exhibit B.

(h) Information Provided to Collateral Agent, Collateral Administrator and Securities Intermediary. Without limiting the generality of any terms of this Section, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's, Collateral Administrator's or the Securities Intermediary's, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(i) Instructions to Collateral Agent, Collateral Administrator and Securities Intermediary. The Collateral Agent, Collateral Administrator and Securities Intermediary (each in their respective capacities) agree to accept and act upon instructions or directions pursuant to this Agreement or any other related transaction document sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that any Person providing such instructions or directions shall provide to the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, an incumbency certificate listing authorized officers designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, in its discretion elects to act upon such instructions, the Collateral Agent's, the Collateral Administrator's or the Securities Intermediary's, as applicable, reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent, the Collateral Administrator and the Securities Intermediary (each in their respective capacities) shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with its reasonable understanding of such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, the Collateral Administrator or the Securities Intermediary, including without limitation the risk of the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(j) Anti-Terrorism, Anti-Money Laundering. To help fight the funding of terrorism and money laundering activities, the Collateral Agent will obtain, verify and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable. The Collateral Agent will ask for the name, address, tax identification number and other information that will allow the Collateral Agent to identify the individual or entity who is establishing the relationship or opening the account. The Collateral Agent may also ask for formation documents such as articles of incorporation, an offering memorandum or other identifying documents to be provided.

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Lenders' Representations; Non-Petition; Limited Recourse.

(a) Each Lender represents that it is a "qualified purchaser" within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended

(b) Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

(c) Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager hereunder) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) The Company shall pay (1) all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the reasonable and documented fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator and the Securities Intermediary, and such other local counsel as required for the Agents, the Collateral Administrator and the Securities Intermediary, collectively, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator, the Securities Intermediary and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder or thereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby or thereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud, reckless disregard or willful misconduct of such Indemnitee or (ii) with respect to the Lenders, relate to the performance of the Portfolio Investments. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Advance or the use of the proceeds thereof.

(d) If an Event of Default shall have occurred and be continuing and the Advances then outstanding shall have been declared due and payable in accordance with Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05. Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents, the Collateral Administrator, the Securities Intermediary the Required Lenders and the Portfolio Manager; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager shall not be required to be executed by the Portfolio Manager (other than any amendment or modification to the third through fifth paragraph of Section 1.04, which shall require the written consent of the Portfolio Manager); provided, further, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided, further, that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). If the Company or the Portfolio Manager request in writing that the Administrative Agent consent to an assignment of the obligations of the Portfolio Manager hereunder or under the Portfolio Management Agreement, the Administrative Agent shall use commercially reasonable efforts to respond to such request within ten (10) Business Days following its receipt of such request. The Administrative Agent shall have no liability for any failure to respond to any such request. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) with a Financing Commitment immediately prior to giving effect to such assignment.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Financing Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender (with respect to its own interests) and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a "Lender Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender's obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant. As used herein, "Material Amendment" means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

(d)          Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant's interest in the Advances or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender or the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, "Proceedings"), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE FINANCING PROVIDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Interest Rate Limitation Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

34TH STREET FUNDING, LLC, as Company

By	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-President and Co-CEO

CĪON investment management, llc, as Portfolio Manager

By	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-President and Co-CEO

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Louis Cerrotta
Name: Louis Cerrotta
Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By	/s/ Gayle Filomia
Name: Gayle Filomia
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By	/s/ Gayle Filomia
Name: Gayle Filomia
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator

By	/s/ Gayle Filomia
Name: Gayle Filomia
Title: Vice President

The Lenders

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Louis Cerrotta
Name: Louis Cerrotta
Title: Executive Director

SCHEDULE 1

Transaction Schedule

1.	Lenders		Financing Commitment

	Lender:	JPMorgan Chase Bank, National Association

U.S.$150,000,000, as reduced from time to time pursuant to Section 4.07, available as follows:

Up to U.S.$125,000,000 may be funded as term Advances in accordance with the terms hereof; and

Up to U.S.$25,000,000 may be funded as revolving Advances in accordance with the terms hereof

2.	Scheduled Termination Date:	August 23, 2020

3.	Interest Rates

Applicable Margin for Advances:

With respect to interest based on the LIBO Rate, 3.50% per annum (subject to increase in accordance with Section 3.01(b)).

With respect to interest based on the Base Rate, 3.50% per annum (subject to increase in accordance with Section 3.01(b)).

4.	Account Numbers

	Custodial Account:	[*]
	Collection Account:	[*]
	MV Cure Account:	[*]
	Unfunded Exposure Account:	[*]

5.	Market Value Trigger:	178.6%

6.	Market Value Cure Trigger	192.3%

7.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, "Restricted Security" means any security that forms part of a new issue of publicly or privately issued securities (a) with respect to which an Affiliate of any Lender that is a "broker" or a "dealer", within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Lender.

Addresses for Notices
The Company:	34th Street Funding, LLC 3 Park Avenue, 36th Floor New York, New York 10016	Attn: Credit Team Email: CIONAgentNotices@iconinvestments.com

The Portfolio Manager:	CĪON Investment Management, LLC 3 Park Avenue, 36th Floor New York, New York 10016	Attn: Keith Franz Email: Kfranz@iconinvestments.com

The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Ryan Hanks Telephone: (302) 634-2030

with a copy to
JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179

Attention: Louis Cerrotta

Telephone: 212-622-7092

Email:

louis.cerrotta@jpmorgan.com

larry.w.wise@jpmorgan.com

Ji.Han@jpmchase.com

ruchira.patel@jpmorgan.com

Jason.E.Adler@jpmchase.com

Allison.Shapiro@jpmorgan.com

Ravi.d.Sarawgi@jpmorgan.com

Arthur.Flynn@jpmorgan.com

ct.financing.requests@jpmorgan.com

de_custom_business@jpmorgan.com

Jacob.s.pollack@jpmorgan.com

The Collateral Agent:	U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110	Attention: Gayle Filomia Telephone: 671-603-6499 Email: gayle.filomia@usbank.com

The Securities Intermediary:	U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110	Attention: Gayle Filomia Telephone: 671-603-6499 Email: gayle.filomia@usbank.com

The Collateral Administrator:	U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110	Attention: Gayle Filomia Telephone: 671-603-6499 Email: gayle.filomia@usbank.com

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Robert Nichols Facsimile: (302) 634-1092
	with a copy to: JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: Louis Cerrotta Telephone: 212-622-7092

Each other Lender:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 2

Contents of Notices of Acquisition

Each Notice of Acquisition shall include the following information for the related Portfolio Investment(s):

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Ryan Hanks

Email:	ryan.j.hanks@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email:	louis.cerrotta@jpmorgan.com
larry.w.wise@jpmorgan.com
Ji.Han@jpmchase.com
ruchira.patel@jpmorgan.com
Jason.E.Adler@jpmchase.com
Allison.Shapiro@jpmorgan.com
Ravi.d.Sarawgi@jpmorgan.com
Arthur.Flynn@jpmorgan.com
ct.financing.requests@jpmorgan.com
de_custom_business@jpmorgan.com
Jacob.s.pollack@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Ryan Hanks

cc:

U.S. Bank National Association, , as Collateral Agent

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

U.S. Bank National Association, as Collateral Administrator

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 26, 2016 (as amended, the "Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent (the "Administrative Agent"), CĪON Investment Management, LLC, as portfolio manager (the "Portfolio Manager"), the lenders party thereto and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Portfolio Manager hereby [requests approval for the Company to acquire][notifies the Administrative Agent of the Company's intention to acquire] the following Portfolio Investment(s):

Obligor	Identifier (LoanX)	Tranche	Type (1st lien, 2nd lien)	Notional	Maturity Date	Fixed	Spread	LIBOR Floor	Price	Moody's Industry Classification[1]	Proposed Settlement Date

To the extent available, we have included herewith (1) the material underlying instruments (including the collateral and security documents) relating to each such Portfolio Investment, (2) audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements for the previous most recently ended eight fiscal quarters of the obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (5) applicable "proof of existence" details (if requested by the Administrative Agent) and (6) the ratio of indebtedness to EBITDA as calculated by the Portfolio Manager. The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

1 Per Schedule 7 of the Agreement.

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement are satisfied.

Very truly yours,

CĪON INvestment Management, LLC, as Portfolio Manager

By
Name:
Title:

SCHEDULE 3

Eligibility Criteria

1.	Such obligation is a Loan or a debt security and is not a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest (other than Initial Portfolio Investments), a Revolving Loan, a Mezzanine Obligation (or, for the avoidance of doubt, any other unsecured obligation of an obligor) or a Letter of Credit.

2.	Except in the case of a Delayed Funding Term Loan, such obligation does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty.

3.	Such obligation is eligible to be entered into by, sold or assigned to the Company and pledged to the Collateral Agent.

4.	Such obligation is denominated and payable in U.S. dollars and purchased at a price that is at least 80% of the par amount of such obligation.

5.	Such obligation is issued by a company organized in an Eligible Jurisdiction.

6.	It is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related obligor is required to make "gross-up" payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Portfolio Manager on behalf of the Company) in its good faith reasonable judgment expects to be satisfied); provided that this clause 6 shall not apply to commitment fees and other similar fees associated with a Delayed Funding Term Loan.

7.	Such obligation is not subject to an event of default (as defined in the underlying instruments for such obligation) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with or senior to such obligation is in default with respect to the payment of principal or interest for which the lenders for such pari passu Indebtedness have elected to accelerate such Indebtedness, which such default would trigger a default under the related loan agreement (after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) (a "Defaulted Obligation").

8.	The timely repayment of such obligation is not subject to non-credit-related risk as determined by the Portfolio Manager in its good faith and reasonable judgment.

9.	It is not at the time of purchase or commitment to purchase the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest.

10.	Such obligation is not an equity security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.

11.	Such obligation provides for periodic payments of interest thereon in cash at least semi-annually.

12.	Such obligation will not cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended.

The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:

"Eligible Jurisdictions" means the United States and Canada.

"Letter of Credit" means a facility whereby (i) a fronting bank ("LOC Agent Bank") issues or will issue a letter of credit ("LC") for or on behalf of a borrower pursuant to an underlying instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.

"Structured Finance Obligation" means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

"Synthetic Security" means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Zero-Coupon Security" means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4

Concentration Limitations

The "Concentration Limitations" shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.	Not more than U.S.$16,670,000 aggregate funded principal amount and Unfunded Exposure Amount, collateralized or uncollateralized, of Portfolio Investments may be issued by a single obligor and its affiliates; provided that Portfolio Investments issued by up to two obligors and their respective affiliates may constitute up to an aggregate funded principal amount and Unfunded Exposure Amount, collateralized or uncollateralized, equal to U.S.$25,000,000.

2.	Not less than 50% of the Collateral Principal Amount may consist of cash, Eligible Investments representing Principal Proceeds and Senior Secured Loans (funded and unfunded).

3.	Not more than 20% of the Collateral Principal Amount may consist of Portfolio Investments (funded and unfunded) whose obligors are organized in Canada.

4.	Not more than 20% of the Collateral Principal Amount may consist of Portfolio Investments (funded and unfunded) that are issued by obligors that belong to the same Moody's Industry Classification. As used herein, "Moody's Industry Classifications" means the industry classifications set forth in Schedule 7 hereto, as such industry classifications shall be updated at the option of the Portfolio Manager (with the consent of the Administrative Agent) if Moody's publishes revised industry classifications.

5.	The Unfunded Exposure Amount, collateralized or uncollateralized, shall not exceed 5% of the Collateral Principal Amount.

SCHEDULE 5

Portfolio Investments

[RESERVED]

SCHEDULE 6

Participation Interests

[RESERVED]

SCHEDULE 7

Moody's Industry Classifications
Industry Code	Description
1	Aerospace & Defense
2	Automotive
3	Banking, Finance, Insurance & Real Estate
4	Beverage, Food & Tobacco
5	Capital Equipment
6	Chemicals, Plastics & Rubber
7	Construction & Building
8	Consumer goods: Durable
9	Consumer goods: Non-durable
10	Containers, Packaging & Glass
11	Energy: Electricity
12	Energy: Oil & Gas
13	Environmental Industries
14	Forest Products & Paper
15	Healthcare & Pharmaceuticals
16	High Tech Industries
17	Hotel, Gaming & Leisure
18	Media: Advertising, Printing & Publishing
19	Media: Broadcasting & Subscription
20	Media: Diversified & Production
21	Metals & Mining
22	Retail
23	Services: Business
24	Services: Consumer
25	Sovereign & Public Finance
26	Telecommunications
27	Transportation: Cargo
28	Transportation: Consumer
29	Utilities: Electric
30	Utilities: Oil & Gas
31	Utilities: Water
32	Wholesale

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Ryan Hanks

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email:	louis.cerrotta@jpmorgan.com
larry.w.wise@jpmorgan.com
Ji.Han@jpmchase.com
ruchira.patel@jpmorgan.com
Jason.E.Adler@jpmchase.com
Allison.Shapiro@jpmorgan.com
Ravi.d.Sarawgi@jpmorgan.com
Arthur.Flynn@jpmorgan.com
ct.financing.requests@jpmorgan.com
de_custom_business@jpmorgan.com
Jacob.s.pollack@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Robert Nichols

cc:

U.S. Bank National Association, , as Collateral Agent

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

U.S. Bank National Association, as Collateral Administrator

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 26, 2016 (as amended, the "Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent (the "Administrative Agent"), CĪON Investment Management, LLC, as portfolio manager (the "Portfolio Manager"), the lenders party thereto, and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1)         The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [____________].

(2)         The aggregate amount of the Advance requested hereby is U.S.$[_________].2

(3)         The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).

Very truly yours,

34th Street Funding, LLC

By
Name:
Title:

2 Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

EXHIBIT B

Form of Reports

[RESERVED]

EXHIBIT C

FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

EXHIBIT C-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 26, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Loan and Security Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"); CĪON Investment Management, LLC (the "Portfolio Manager"); the Lenders party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement.

Pursuant to the provisions of Section 3.03(f)(ii) of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a "controlled foreign corporation" related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or an applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Administrative Agent and the Company, and (2) the undersigned shall have at all times furnished Administrative Agent and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax
Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 26, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Loan and Security Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"); CĪON Investment Management, LLC (the "Portfolio Manager"); the Lenders party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement.

Pursuant to the provisions of Section 3.03(f)(ii) of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a "controlled foreign corporation" related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8ECI, W-8BEN or W-8BEN-E (or an applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 26, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Loan and Security Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"); CĪON Investment Management, LLC (the "Portfolio Manager"); the Lenders party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement.

Pursuant to the provisions of Section 3.03(f)(ii) of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) the Code, and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or an applicable successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8ECI, W-8BEN or W-8BEN-E (or an applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 26, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Loan and Security Agreement"), among 34th Street Funding, LLC, as borrower (the "Company"); CĪON Investment Management, LLC (the "Portfolio Manager"); the Lenders party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement.

Pursuant to the provisions of Section 3.03(f)(ii) of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s), (iii) with respect to the extension of credit pursuant to the Loan and Security Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or an applicable successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8ECI, W-8BEN or W-8BEN-E (or an applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Administrative Agent and the Company, and (2) the undersigned shall have at all times furnished Administrative Agent and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]